Exhibit 21.1

LIST OF SUBSIDIARIES

BOSTON OMAHA CORPORATION,

a Delaware corporation

Subsidiary	Jurisdiction

Boston Omaha Asset Management, LLC	Delaware
Boston Omaha Investments, LLC	Delaware
General Indemnity Direct Insurance Services, LLC	Delaware
General Indemnity Group, LLC	Delaware
General Indemnity Insurance Company PCC LLC	Delaware
Link Media Alabama, LLC	Alabama
Link Media Florida, LLC	Florida
Link Media Georgia, LLC	Georgia
Link Media Holdings, LLC	Delaware
Link Media Midwest, LLC	Delaware
Link Media Omaha, LLC	Delaware
Link Media Services, LLC	Delaware
Link Media Southeast, LLC	Delaware
Link Media Wisconsin, LLC	Wisconsin
South Coast Surety Insurance Services, LLC	California
Surety Support Services, Inc.	Kansas
Tammy Lynn Outdoor, LLC	West Virginia
The Warnock Agency, Inc.	Georgia
United Casualty and Surety Insurance Company	Nebraska